Exhibit 10.5(s)

NOTICE OF GRANT

Performance Restricted Stock

[Name of recipient]

You have been granted Performance Restricted Stock (PRS) shares of First Horizon National Corporation as follows:

Date of Grant:	Governing Plan:	2003 Equity Compensation Plan
Number of PRS Shares Granted:	Performance Periods:	[4 consecutive years starting with year of grant]
Vesting Dates of PRS Shares:	50% of shares on each of [3rd and 4th anniv. of grant], in each case subject to delay or forfeiture if performance goals are not met as provided in this Notice

Your PRS award recognizes your leadership and performance within the organization. This PRS award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the performance period.
PRS shares are not transferable. Each PRS share that vests will result in one share of FHNC common stock being delivered to you, subject to withholding for taxes.
PRS shares that have not been forfeited prior to the vesting date will vest based on the extent to which the performance goals set forth below are achieved. The performance goal for the PRS shares will be achieved if FHNC achieves diluted earnings per share (EPS) of $____ for at least one of the fiscal years [performance years]; however, if the performance goal is achieved only for the year 4th [performance year] then none of the PRS shares shall vest prior to the fourth anniversary of the grant date. The Committee will make appropriate adjustments of accounting numbers so that results are comparable across periods and will make final determinations of performance achievement, all as provided or permitted in Committee resolutions and the Governing Plan. Adjustments will be made in measuring EPS using the specific factors approved by the Committee for determining [first performance year] annual cash bonus awards under FHNC’s 2002 Management Incentive Plan. PRS shares that do not vest as a result of a failure to achieve performance goals as determined by the Committee automatically are forfeited.
This PRS award also is subject to possible forfeiture in advance of vesting in accordance with the Governing Plan and the Committee’s Procedures. As of the date of grant, those Procedures provide (among other things) that:  (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but (b) if your termination of employment occurs because of your death, permanent disability, or normal or approved retirement, the target and maximum PRS shares will be partially forfeited in proportion to the part of the performance period during which you are not employed. The reduced PRS shares will vest or not vest based on achievement of performance goals over all applicable performance periods and the exercise of Committee discretion in the usual manner. Normal retirement occurs if you retire under our pension plan at or after age 65; early retirement does not qualify as ‘normal’ unless the Committee expressly approves normal retirement treatment for this award.
Your PRS shares will accrue cash dividends. From the grant date until the vesting date, dividends accumulate (without interest) and will be held by FHNC. To the extent that PRS shares vest, the accumulated dividends associated with vested shares will be paid in cash at vesting or in the next payroll cycle. Dividends associated with forfeited PRS shares likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PRS shares.
Vesting may be accelerated as provided in the Governing Plan. If a Change in Control (as defined in that Plan) occurs, if FHNC does not survive that event as a company whose stock is publicly traded, and if vesting of this award is not accelerated, then FHNC agrees to substitute for this award a new award which will provide you with a substantially equivalent opportunity for substantially equivalent economic gain, in all cases as determined by the Committee in its discretion.
Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividends paid to you. As of the date of grant, the Committee’s Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PRS shares this year. If you make a Section 83(b) election, it will result in the forfeiture of your PRS shares. FHNC reserves the right to defer payment of PRS shares if payment would result in a loss of tax deductibility.

Questions about your PRS award?

Important information concerning the Governing Plan and this PRS award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PRS grant or need a copy of the Governing Plan, the related prospectus, or the Committee’s current administrative procedures, contact Ken Bottoms, Total Rewards Manager at (901) 523-5317. For all your personal stock incentive information, visit the My Stock Options website in the Managing Your Money section of FirstNet.